                                   EXHIBIT 2.1


                                    AGREEMENT

                              SETTLEMENT AGREEMENT

         THIS SETTLEMENT AGREEMENT is entered into as of the 22nd day of March, 2002, by and among BlueStone Holding Corp., formerly HealthStar Corp., a Delaware corporation ("BHC"), BlueStone Capital Corp., a New York corporation ("BCC"), Voyager Acquisition Corp., a New York corporation ("Voyager"), William
G. Walters ("Walters"), and Matthew A. Gohd ("Gohd") (each of Gohd and Walters are sometimes referred to herein (as they were in the Merger Agreement described below) individually as a "Principal Shareholder" and collectively as the "Principal Shareholders") and Zirk Engelbrecht ("Engelbrecht").

                                   WITNESSETH:

         WHEREAS, a Plan and Agreement of Merger (the "Merger Agreement") was entered into as of the 15th day of June, 2001 by the parties to this agreement (other than Voyager and Engelbrecht) and BS Acquisition Corp., a New York corporation ("BSAC") and a wholly-owned subsidiary of BHC;

         WHEREAS, pursuant to the Merger Agreement BSAC merged with and into BCC on or about June 28, 2001 (the "Merger"), subsequent to which BCC remained as the surviving corporation;

         WHEREAS, pursuant to the Merger Agreement BCC became a wholly-owned subsidiary of BHC, and the shareholders of BCC received shares of BHC as set forth in the Merger Agreement;

         WHEREAS, a dispute has arisen and now exists between the parties, and certain shareholders of BHC, concerning the transactions consummated pursuant to the Merger Agreement and the business of BCC;

         WHEREAS, certain of the Parties have transferred their shares of BHC to Voyager;

         WHEREAS, it is the express intent of the parties to this Agreement that the stock positions of the parties hereto be restored to their positions as they existed prior to the execution of the Merger Agreement, except as provided in this Agreement, and except for other issuances of stock occurring after the Merger, and subject to the terms set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises and undertakings as hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1.       RETURN AND CANCELLATION OF SHARES.

                  (a) On the Closing Date, as defined below, Voyager shall return, and BCC shall return and arrange for the return, as the case may be, to BHC, of an aggregate of

         13,584,000 shares (the "BHC Returned Shares") of Common Stock, par value $.001 per share (the "BHC Common Stock") of BHC, which return shall be a condition of the closing of the transactions contemplated herein and shall be effected by the return of certificates formerly representing an aggregate of 135,840 shares of Series A Convertible Preferred Stock of BHC (the "Preferred Stock"), together with duly executed irrevocable stock powers. The BHC Returned Shares shall be cancelled promptly following their delivery to BHC. The parties further agree that 632,700 shares of BHC Common Stock issued to certain persons, as identified on Schedule 1(a)(1) hereto (the "BHC Remaining Shares"), shall remain outstanding following the Closing Date, provided, further, that on the Closing Date, BHC shall issue certificates representing such BHC Remaining Shares, in exchange for certificates representing 6,327 shares of Preferred Stock and that each of the stock certificates representing the BHC Remaining Shares shall bear a restrictive legend regarding restrictions on transfer under the securities laws.

                  (b) On the Closing Date, Zirk Engelbrecht shall cause the return to BHC of an aggregate of 7,283,300 shares of BHC Common Stock (the "Additional BHC Returned Shares"), which return shall be a condition of the closing of the transactions contemplated herein and shall be effected by the return of certificates formerly representing an aggregate of 72,833 shares of BHC Preferred Stock together with duly executed irrevocable stock powers. The BHC Additional Returned Shares shall be canceled promptly following their delivery to BHC.

                  (c) On the Closing Date, as defined below, BHC shall deliver to Voyager a stock certificate representing one share of BCC Common Stock, equal to 100% of the issued and outstanding stock of BCC, together with a duly executed irrevocable stock power (the "BCC Returned Stock").

                  (d) On the Closing Date, BHC shall deliver to Voyager, or upon its instruction, a certified check or wire transfer in the amount of $300,000. Voyager agrees to use such $300,000 for purposes of settling amounts owed to unaffiliated creditors or other unaffiliated obligees of BCC and for the purpose of obtaining valid releases from such creditors or obligees which releases shall include the release of BHC from any claims, obligations or liabilities arising from obligations or liabilities of BCC to such creditors or obligees, which releases shall be delivered to BHC by BCC promptly upon their execution. Notwithstanding anything to the contrary in this Section 1(d), and as an inducement to obtain the services of Joseph W. McSherry ("McSherry") as set forth in Section 8(f) hereto, the parties agree that Voyager may use up to $20,000 of such $300,000 for salary and overhead costs of BCC to be incurred in the winding down of BCC.

                  (e) The closing of the transactions contemplated by this Agreement shall be held at 10:00 A.M. New York City time on a date no later than April 12, 2002 (the "Closing Date") at the offices of Blank Rome Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, New York 10174.

                  (f) This Agreement may be terminated by any party hereto by written notice to the other parties hereto if the transactions contemplated hereby are not consummated on the Closing Date, provided that upon any such termination this agreement shall be void and of no further effect.

         2. GENERAL RELEASES. On the Closing Date, the parties shall execute and deliver to the respective releasees described below, their affiliates, employees, agents, attorneys, successors and assigns, a General Release and Covenant Not to Sue in the form attached hereto as Exhibit A ("Release") as follows: (i) BHC shall cause a Release to be executed and delivered to BCC, Voyager, Walters, Gohd, McSherry and Roth Capital Partners, LLC ("Roth") by itself, Zirk Engelbrecht ("Engelbrecht"), Edward M. Chism ("Chism"), New Directions International, Inc., InfoPlan, Inc., Forward Looking Technologies Limited, Marcy M. Engelbrecht, Thomas C. Ronk, E-Synergies, Inc., Salesmation, Inc., First International Bank & Trust Ltd., Opus International LLC, and Nekavim Investors and such other persons or entities that have stated a claim in writing against BHC or its affiliates as a result of the Merger Agreement prior to the date hereof, (ii) each of BCC, Walters, Gohd, McSherry, Voyager and Roth shall execute a Release and deliver it to BHC, and (iii) BHC and Blank Rome Tenzer Greenblatt LLP shall exchange Releases, the executions and deliveries of which shall be a condition to the closing of the transactions contemplated herein.

         3. NASD MATTERS. BCC hereby represents and warrants to BHC that a Form BDW withdrawing BCC as a registered broker-dealer has been filed with the National Association of Securities Dealers, Inc./Central Registration Depository and that no further action by any party, or consent or approval of the NASD, is required with respect to the transactions contemplated hereby under the applicable rules and regulations of the NASD.

         4.       REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES.

                  (a) Each of the Principal Shareholders and, by his signature below, McSherry, hereby represent and warrant to BHC, severally and not jointly, that, (i) other than in their capacity as directors acting at lawfully and duly held meetings of the board of BHC, they did not enter into any agreements on behalf of BHC that created any direct liability or obligation for BHC, except as disclosed on Schedule 4(a)(i) hereto,
         (ii) each has no knowledge of any issuance of shares of BHC, or agreement, or other obligation to issue shares of BHC under any option, warrant, subscription agreement, or right of any kind, to any party subsequent to the Merger, other than the issuance of 100,000 shares of the Common Stock to Shochet Holding Corp, on or about August 31, 2001, and as set forth on Schedule 4(a)(ii) hereto, and (iii) other than as set forth on Schedule 4(a)(i) hereto, each has no actual knowledge of any legal action pending, or threatened in writing against BHC (for the purposes of this Agreement, "threatened in writing," includes any threat written to any counsel, agent, employee or consultant of any of the Principal Shareholders or McSherry).

                  (b) Each of BCC and Voyager hereby represent and warrant to BHC, severally and not jointly, (i) that it has not taken any action that, or omitted to take any action the omission of which, created any liability or obligation for BHC, except as disclosed on Schedule 4(b) hereto and (ii) that there are no legal actions pending or, to the knowledge of BCC or Voyager, threatened against BCC or Voyager that name BHC as a party, except as set forth on Schedule 4(b) hereto.

                  (c) Engelbrecht hereby represents and warrants to BCC, Voyager, the Principal Shareholders and McSherry, that he did not enter into any agreements that would create any direct liability or obligation for BCC or Voyager, except as disclosed on Schedule 4(c) hereto.

                  (d) BHC hereby represents and warrants to BCC, Voyager, the Principal Shareholders and McSherry that it has not taken any action that, or omitted to take any action the omission of which, created any liability or obligation for BCC, except as disclosed on Schedule 4(d) hereto.

         5. RESIGNATIONS. As a condition to the closing of the transactions contemplated herein, the resignations of William G. Walters, Matthew A. Gohd and Joseph McSherry as members of the Board of Directors of BHC shall have been received in writing by BHC. It is hereby acknowledged that none of Messrs. Walters, Gohd or McSherry was ever an officer or employee of BHC.

         6. CHANGE OF NAME. BHC agrees that promptly following the execution of this Agreement it shall take such measures as shall be required to amend BHC's Certificate of Incorporation to change BHC's corporate name from "BlueStone Holding Corp." to a different name that shall not include either of the words "BlueStone", "Blue" or "Stone," such change to take effect subject to and promptly following the consummation of the transactions contemplated by the terms of this agreement.

         7. APPROVALS. As a condition to the Closing of the transactions contemplated hereby, BHC shall obtain all shareholder and other approvals to the extent required by applicable law.


         8. ACKNOWLEDGMENTS. Each of the parties to this Agreement represents, warrants, agrees and acknowledges, that the following statements are all true and correct and are factually accurate in all respects as they relate to such party:

                  (a) The provisions contained in this Agreement constitute a compromise of disputed claims, including, without limitation, all claims arising or which may arise under the Merger Agreement and all representations, warranties, and indemnifications contained therein. This Agreement shall not in any way be construed as an admission by any party hereto of any unlawful, wrongful or invalid act.

                  (b) Each Party to this Agreement has the authority to execute this Agreement and any other document to which reference is made herein, to which such party may be a party thereto, including, without limitation, signatures made in any representative capacity on behalf of a party hereto or thereto, on behalf of the entities they represent pursuant to due authority validly conferred which has not been rescinded, revoked or altered to dilute the effect thereof, and that all actions necessary to authorize the execution and delivery of this Agreement and the performance of the obligations of the parties hereunder has been taken and has not been rescinded, revoked or altered to dilute the effect thereof. This Agreement does not violate or will not violate any agreement or contract to which any of the parties is a party thereto or which, to the best of the parties' knowledge, any of the parties is bound. Except as required by the terms of this Agreement, the performance of this Agreement does not require the consent of any person, entity, court, or government agency.

                  (c) This Agreement constitutes the entire agreement between the parties as to its subject matter, and is, upon full performance of the parties' obligations hereunder, in full settlement and satisfaction of all disputes between the parties. This Agreement supersedes any oral or written prior agreement or understandings with respect to the subject matter hereof. Neither the parties nor their agents shall be bound by any oral or written terms, conditions or representations not herein written or attached. Neither prior drafts of this Agreement nor the fact that one party or the other was the author of this Agreement shall be used in any action involving the interpretation or enforcement of this Agreement.

                  (d) This Agreement shall inure to the benefit of, and shall be binding upon, the heirs, successors, and assigns of the parties hereto as well as each party's present and former affiliated corporations, predecessors, parent corporations, subsidiaries, divisions, operating companies, officers, directors, agents, employees, administrators, representatives and shareholders. However, except as expressly provided herein, this Agreement is not for the benefit of any person not a party hereto or specifically identified as a beneficiary herein, and is not intended to constitute a third party beneficiary contract.

                  (e) No Waiver by any party of any failure or refusal of any other party to comply with any of its obligations under this Agreement shall be deemed a waiver of any other obligations of such party or its subsequent failure or refusal to so comply.

                  (f) The parties hereto shall, from time to time, at their own reasonable expense, execute, deliver, and cause to be duly filed any statement, instrument, agreement or other document and take such action as shall be reasonably required in order to confirm or validate this Agreement and enable the parties to obtain its full benefit and to make all disclosures with respect to this Agreement as may be required by applicable law, provided, however, that McSherry hereby agrees to provide reasonable assistance regarding the financial statements of BCC that shall be reasonably required by BHC in order to complete the filing of BHC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-QSB for the fiscal quarter ending March 31, 2002.

         9.       CLOSING.  On the Closing Date:

                  (a) Voyager, BCC and the Principal Shareholders, as applicable, shall:

                           (i) deliver or cause the delivery to BHC of the BHC Returned Shares together with irrevocable stock powers with Medallion guaranty effecting the transfer thereof;

                           (ii) deliver to each of the other parties hereto and the other persons described in Section 2 hereof an original executed Release;

                           (iii) deliver to BHC an original letter of resignation of Joseph McSherry described in Section 5 hereof; and

                           (iv) deliver to BHC copies of the resolutions of Voyager and BCC, certified by their respective Secretaries, authorizing this Agreement and the transactions contemplated hereby, and written proof of any other approval required pursuant to Section 7 or
                                    Section 8 of this Agreement.

                  (b) BHC shall:

                           (i) deliver to Voyager the BCC Returned Stock together with irrevocable stock powers effecting the transfer thereof;

                           (ii) deliver to Voyager a certified check or wire transfer in the amount of $300,000;

                           (iii) deliver to an overnight courier certificates representing the BHC Remaining Shares for delivery to the persons described on
                                    Schedule 1(a)(1) hereto;

                           (iv) deliver to each of the other parties hereto and the other persons described in Section 2 hereof an original executed Release; and

                           (v) deliver to BCC a copy of the resolutions of BHC, including resolutions adopted by all of the directors of BHC certified by BHC's Secretary, authorizing this Agreement and the transactions contemplated hereby, and written proof of any other approval required pursuant to Section 7 or Section 8 of this Agreement.

                  (c) Each of Messrs. Gohd and Walters shall:

                           (i)      deliver to BHC an original executed Release;
                                    and

                           (ii) deliver to BHC an original letter of resignation described in Section 5 hereof.

                  (d) Engelbrecht shall deliver, or cause the delivery, to BHC of the Additional BHC Returned Shares together with irrevocable stock powers effecting the transfer thereof.

         10. OTHER TRANSACTIONS. From the date of this Agreement until the Closing Date, BHC and BCC agree that they will not initiate, entertain, discuss, solicit, negotiate or accept any offer for the sale or other transfer or disposition of any of the assets or business of BHC or BCC, as the case may be, or any interest in BHC or BCC, as the case may be, (including by way of sale of assets, merger, exchange, consolidation or similar business combinations), nor shall either enter into any agreement or effect any disbursement of funds, in each case, without the prior written approval of all the directors of BHC or BCC, as the case may be, except that BCC shall be permitted to make payments in the ordinary course of business; to continue to deal with its creditors and counter parties to its agreements in order to settle amounts owed to such creditors and parties in a manner deemed by management of BCC to be in the best interests of BCC; and to transfer assets of BCC in order to accomplish the foregoing.

         11. NON-DISPARAGEMENT. From and after the date hereof, BHC and, by their signatures below, Engelbrecht and Chism, agree not to deprecate BCC, Voyager, the Principal Shareholders, McSherry, or the officers, directors, employees or affiliates of BCC or Voyager. From and after the date hereof, BCC, Voyager, the Principal Shareholders and, by his signature below, McSherry, agree not to deprecate BHC, Engelbrecht, Chism, or the officers, directors, employees or affiliates of BHC.

         12.      INDEMNIFICATION AND INSURANCE.

                  (a) BHC hereby covenants and agrees:

                           (i) To indemnify Walters, Gohd and McSherry to the
                  fullest extent persons who are or were directors and/or officers of BHC and its subsidiaries are permitted to be indemnified pursuant to BHC's Certificate of Incorporation and By-Laws, subject to the applicable provisions of Delaware law, including payment of expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he is not entitled to be indemnified by BHC, provided, however, that notwithstanding anything to the contrary in this Agreement, BHC's obligation to Walters, Gohd and McSherry under this
                  Section 12(a)(i) shall be limited only to the payment of such amounts that shall actually be paid to Walters, Gohd, McSherry and/or BHC pursuant to BHC's directors and officers liability insurance policy as may be in effect from time to time;

                           (ii) To continue the coverage of Walters, Gohd and
                  McSherry under BHC's directors and officers liability insurance policy (the "D&O Policy") to the same extent and in the same amounts as such coverage shall be maintained by BHC for its other officers and directors, and for as long as BHC shall maintain such a policy, provided, however, and notwithstanding anything to the contrary in this Section 12(a)(ii), that in no event shall BHC be required to continue such coverage if to do so would require BHC to pay any insurance premium or similar expense in excess of what it would have to pay for such a policy that did not cover Walters, Gohd and McSherry, and provided further that BHC shall maintain directors and officers liability insurance covering Walters, Gohd and McSherry for the year commencing March 16, 2002 at an amount of coverage of $3,000,000 (subject to the condition that the renewal of such policy in March 2002 shall not be precluded as a result of any "change of control" of BHC as such term may be defined in the applicable policy); and

                           (iii) To provide each of Walters, Gohd & McSherry
                  with notice of any anticipated lapse or material diminution of the coverage of the D&O Policy by the later to occur of (i) the fourteenth day prior to any such lapse or diminution or
                  (ii) on the first practicable date prior to any such lapse or diminution, to allow such persons to arrange for such coverage individually if they so choose.

                  (b) BCC and Voyager hereby covenant and agree:

                           To jointly and severally indemnify BHC and hold BHC
                  harmless against, and reimburse BHC for, any and all Losses of BHC (as defined below) arising out of or resulting from any untrue representation, breach of warranty, covenant or agreement by BCC or Voyager contained in this Agreement, or in any certificate, document, or instrument delivered to BHC under or in connection with this Agreement. For the purpose of this Agreement, "Losses" means any loss, liability, damage, cost, or expense, including without limitation, reasonable attorneys' fees and expenses.


         13.      MISCELLANEOUS.

                  (a) This Agreement shall be interpreted, and the rights and liabilities of the parties hereto shall for all purposes be governed by and construed and enforced without giving effect to the principles and conflicts of law, in accordance with the laws of the State of Delaware applicable to agreements executed, delivered and performed within such state. Each of the parties agrees that personal service of any and all process upon it may be made by registered mail directed to it at the address stated herein and service so made shall be deemed to be completed upon actual receipt thereof.

                  (b) Time is of the essence in connection with all obligations under this Agreement.

                  (c) This Agreement may be executed in multiple counterpart originals, each of which shall constitute an original and shall be fully effective, and all of which taken together, shall be considered one and the same document.

                  (d) Intentionally omitted.

                  (e) Unless otherwise indicated, whenever under the terms of this Agreement written notice is required to be given, or a report or other document is required to be forwarded by one party to the other, such notice or other document shall be mailed first class, postage prepaid, delivered by personal delivery or sent by overnight courier, to the following individuals at the addresses specified below (or to such other addresses as may be designated in the future by written notice):

                  1.  If to BHC:

                          c/o Edward M. Chism
                          2875 N.E. 191st Street, Suite 601
                          Aventura, Florida 33180

                  with a copy to:

                  prior to the closing of the transactions contemplated hereby,

                          Steven A. Marcus
                          c/o M2 Limited
                          9210 Wightman Rd.
                          Montgomery Village, MD 20886

                  following the closing of the transactions contemplated hereby,

                          Louis M. Aronson, Esq.
                          Ruben & Aronson, LLP
                          3299 K Street, NW, Suite 403
                          Washington, D.C. 20007

                  2.  If to BCC:

                          c/o Joseph W. McSherry
                          750 Lexington Avenue, 26th Floor
                          New York, New York 10022
                  with a copy to:

                          Robert J. Mittman, Esq.
                          Blank Rome Tenzer Greenblatt LLP
                          405 Lexington Avenue, 23rd Floor
                          New York, New York 10174

                  3.  If to Voyager:

                          c/o Matthew A. Gohd
                          750 Lexington Avenue, 26th Floor
                          New York, New York 10022

                  with a copy to:

                          Robert J. Mittman, Esq.
                          Blank Rome Tenzer Greenblatt LLP
                          405 Lexington Avenue, 23rd Floor
                          New York, New York 10174

                  4.  If to Mr. Gohd:

                          Matthew A. Gohd
                          750 Lexington Avenue, 26th Floor
                          New York, New York 10022

                  with a copy to:

                          Robert J. Mittman, Esq.
                          Blank Rome Tenzer Greenblatt LLP
                          405 Lexington Avenue, 23rd Floor
                          New York, New York 10174

                  5.  If to Mr. Walters:

                          Mr. William G. Walters
                          417 Park Avenue
                          New York, New York 10022

                  with a copy to:

                          Robert J. Mittman, Esq.
                          Blank Rome Tenzer Greenblatt LLP
                          405 Lexington Avenue, 23rd Floor
                          New York, New York 10174

                  All notices shall be deemed given when actually received or refused by the party to whom the same is directed. Each party may designate a change of address or supplemental addressee(s) by notice to the other party, given at least five (5) days before such change of address is to become effective.

                  (f) In the event any party hereto brings any action or proceeding for the enforcement of, or seeks a declaration of the court or any other adjudicating body as to, or asserts by way of defense or offset in any suit or other proceedings, any of the matters subject to the Releases or otherwise related to this Agreement, there shall be awarded to the prevailing party thereof all reasonable attorneys' fees and costs.

         IN WITNESS WHEREOF, the parties have executed this Settlement Agreement on the date first above written.

                                             BLUESTONE HOLDING CORP.

                                      By:    /s/ Zirk Engelbrecht
                                             ---------------------------------
                                      Name:  Zirk Engelbrecht
                                      Title: President

                                             BLUESTONE CAPITAL CORP.

                                      By:    /s/ Matthew A. Gohd
                                             ---------------------------------
                                      Name:  Matthew A. Gohd
                                      Title: Co-Chairman

                                             VOYAGER ACQUISITION CORP.

                                      By:    /s/ Matthew A. Gohd
                                             ---------------------------------
                                      Name:  Matthew A. Gohd
                                      Title: President


                                                   /s/ William G. Walters
                                             ---------------------------------
                                                     WILLIAM G. WALTERS


                                                    /s/ Matthew A. Gohd
                                             ---------------------------------
                                                      MATTHEW A. GOHD


                                                    /s/ Zirk Engelbrecht
                                             ---------------------------------
                                                      ZIRK ENGELBRECHT

                                PARTIAL JOINDERS

         The undersigned hereby joins this Agreement for purposes of Sections 2(i) and 11 hereof only.



                                                   /s/ Edward M. Chism
                                             ---------------------------------
                                                      EDWARD M. CHISM


         The undersigned hereby join this Agreement for purposes of Sections 1(d), 2(ii), 4(a), 8(f) and 11 hereof only.



                                                  /s/ Joseph W. McSherry
                                             ---------------------------------
                                                    JOSEPH W. MCSHERRY